UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      June 26, 2003

MOBILE MINI, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-12804	86-0748362

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (480) 894-6311

None

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

     On June 26, 2003, Mobile Mini, Inc. issued the following release:

MOBILE MINI COMPLETES COMPREHENSIVE REFINANCING TRANSACTIONS

Tempe, AZ – June 26, 2003 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that it has completed transactions that include the amendment and restatement of its $250 million revolving credit facility and the sale of $150 million of its 9 1/2% senior notes due 2013.

Mobile Mini applied the net proceeds of the senior notes to pay down borrowings under its revolving credit facility and to unwind certain interest rate swap agreements. The term of the revolving credit facility was extended by an additional year to February 2008 and certain covenants were amended to permit Mobile Mini to issue the senior notes and to permit the Company to operate at higher levels of leverage. After giving effect to the transactions, outstanding bank borrowings are approximately $89 million and approximately $161 million of additional borrowings are available to Mobile Mini under the amended and restated credit agreement. Due to the amendment to certain covenants in the credit agreement, the amount of borrowings immediately available have increased from approximately $11 million to approximately $72 million. The refinancing of the credit agreement and termination of the interest rate swap agreements will result in a one-time charge of approximately $6.4 million (after-tax) that will be recorded in the second quarter of 2003.

Commenting, Larry Trachtenberg, Executive Vice President & CFO stated, “This was an opportunistic refinancing to tap the high yield debt market at a time when rates are at an historically low level. Prior to our decision to enter this market, we had commitments in place to enlarge our senior credit facility and we were in compliance with all covenants. However, to meet our long-term goals, to increase capital availability, to minimize risk to the Company, and to provide us with access to an additional source of capital, we believed it was prudent to complete the senior note offering rather than enlarge the senior credit facility.”

Steven Bunger, Chairman, President & CEO went on to say, “We now have a capital structure in place that will allow Mobile Mini to continue its stated goal of further growing the 27 new markets we have entered since January 2000 along with our other branches. We have the infrastructure in place at all our locations to support a vastly higher level of containers on lease. With the added borrowing power and financial flexibility in our capital structure, we are striving to replicate the operating income expansion that we’ve experienced at our older branches at the newer ones. This note offering and concurrent amended and restated bank agreement give us significantly greater availability of funds to move this goal forward.”

Mr. Bunger further noted, “Now that we have established a national presence, we intend to enter no more than two to four new markets this year. Experience has shown us that higher earnings and higher returns on invested capital are best achieved by adding units on rent at existing markets, where our portable storage business provides us with 73% EBITDA margins and approximately 60% pretax margins on incremental leasing revenue.”

Mr. Trachtenberg concluded, “Although the higher interest cost associated with the senior notes will result in modest dilution, impacting earnings per share by approximately $0.12 this year and $0.24 next year, we believe the benefits of our new capital structure as the framework on which we can pursue accelerated long-term growth and profitability, will more than compensate for the additional interest expense associated with the note offering. We believe that the pricing of the transaction, which was at the “low” end of the yield being discussed, was very favorable given our size, our credit rating, and the trading range of debt instruments of comparable companies.”

This announcement does not constitute an offer to sell or a solicitation of an offer to buy senior notes. Senior notes will not be sold in any state or jurisdiction in which an offer, solicitation or sale would be unlawful.

This press release is for information purposes only. It shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 87,000 portable storage combination storage/office and mobile office units. The Company currently has 46 branches and operates in 26 states and one Canadian province. For two consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America and the Fortune Magazine (Small Business) list of the 100 Fastest-Growing Publicly Held Small Businesses in America. Mobile Mini is included on the Russell 2000 and 3000 Indexes and the S&P Small Cap Index.

CONTACT:	OR	INVESTOR RELATIONS COUNSEL:

Larry Trachtenberg		The Equity Group Inc.

Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 894-6311 www.mobilemini.com		Linda Latman (212) 836-9609 www.theequitygroup.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.

Dated: June 27, 2003	/s/ Larry Trachtenberg
	Name:	Larry Trachtenberg
	Title:	Executive Vice President and
Chief Financial Officer

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